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                                                                  EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


        We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of TransTexas Gas Corporation on Form S-4 as filed with the Securities and Exchange Commission on September 3, 1997 of our report dated May 1, 1997 relating to our audit of the consolidated balance sheet of TransTexas Gas Corporation as of January 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' deficit and cash flows for the year ended January 31, 1997, the six months ended January 31, 1996 and each of the two years in the period ended July 31, 1995. We also consent to the reference to our firm under the caption "Independent Accountants."



                                        COOPERS & LYBRAND L.L.P.



Houston, Texas
September 2, 1997